Exhibit 99.1

TKT to Appeal Dynepo Ruling to Federal Circuit

CAMBRIDGE, Mass., Oct. 15 /PRNewswire-FirstCall/ — Transkaryotic Therapies, Inc. (Nasdaq: TKTX) announced today that the U.S. District Court of Massachusetts issued a ruling in a patent infringement suit involving Dynepo™ (epoetin delta), its Gene-Activated® erythropoietin product for the treatment of anemia, which is being developed with Sanofi-Aventis in the United States. The District Court found that certain claims of four patents held by Amgen Inc. are valid and infringed. TKT intends to appeal the District Court’s decision to the U.S. Court of Appeals for the Federal Circuit.

“Courts should not create thirty-five year monopolies by allowing companies to radically expand their patent claims more than a decade after filing an application. I believe today’s decision misreads the law, discourages innovation, exports biotechnology manufacturing jobs overseas, and denies patients in the United States an important alternative product,” said Michael J. Astrue, President and Chief Executive Officer of TKT. “We will appeal.”

In January 2003, the Federal Circuit issued a decision affirming in part and reversing in part the District Court’s initial January 2001 decision and remanding the case for further proceedings. The Federal Circuit instructed the District Court to reconsider infringement and validity of certain of Amgen’s patents.

     The District Court on remand found with respect to:

•	U.S. Patent No. 5,955,422, that the patent is valid. The Federal Circuit had affirmed the District Court’s finding of infringement of one claim, but remanded to reconsider validity of the patent.

•	U.S. Patent No. 5,756,349, that the patent is valid and is literally infringed. The Federal Circuit had affirmed the District Court’s finding of infringement of certain claims, and remanded to reconsider validity of the patent and infringement of certain other claims.

•	U.S. Patent No. 5,618,698, that Aventis’ and TKT’s process infringes certain claims. The Federal Circuit had remanded to reconsider infringement.

•	U.S. Patent No. 5,621,080, that the claims of the patent are valid. The District Court issued an opinion in October 2003 that Aventis and TKT infringed under the doctrine of equivalents. The Federal Circuit had remanded to reconsider validity and infringement under the doctrine of equivalents.

Additional information on the patent litigation involving Dynepo can be accessed online at: http://www.tktx.com/legal/index.htm.

About TKT

Transkaryotic Therapies, Inc. is a biopharmaceutical company primarily focused on researching, developing and commercializing treatments for rare diseases caused by protein deficiencies. Within this focus, the company markets Replagal™, an enzyme replacement therapy for Fabry disease, and is developing treatments for Hunter syndrome and Gaucher disease. Outside its focus on rare diseases, TKT intends to commercialize Dynepo™, its Gene- Activated® erythropoietin product for anemia related to kidney disease, in the European Union. TKT was founded in 1988 and is headquartered in Cambridge, Massachusetts, with additional operations in Europe, Canada and South America. Additional information about TKT is available on the company’s website at http://www.tktx.com.

This press release contains forward-looking statements regarding TKT’s patent litigation with Amgen involving Dynepo, as well as statements containing the words “believes,” “anticipates,” “plans,” “expects,” “estimates,” “intends,” “should,” “could,” “will,” “may,” and similar expressions. There are a number of important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements, including the timing of appeal of the District Court’s decision to the Federal Circuit, whether the Federal Circuit agrees with TKT’s arguments in the appeal, the timing of a decision from the Federal Circuit, and other factors set forth under the caption “Certain Factors Which May Affect Future Results” in the company’s Quarterly Report on Form 10-Q filed August 9, 2004, which is on file with the Securities and Exchange Commission and are incorporated herein by reference. While the company may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if its expectations change.

Gene-Activated® is a registered trademark and Replagal™ is a trademark of Transkaryotic Therapies, Inc. Dynepo™ is a trademark of Sanofi-Aventis SA.

For More Information Contact:
Justine E. Koenigsberg
Senior Director, Corporate Communications
(617) 349-0271